INDEMNIFICATION UNDERTAKING
dated as of ________ __, 2006

from Rosetta Genomics Ltd. to [________________]
(the “Office Holder”)

In respect of your service as a director or office holder of Rosetta Genomics Ltd. (the “Company”), the Company desires to provide for your indemnification to the fullest extent permitted by law. To that end, the Company hereby agrees as follows:

1. The Company hereby undertakes to indemnify you to the maximum extent permitted by the Companies Law - 1999 (the “Companies Law”) in respect of the following:

1.1 any financial obligation imposed on you in favor of another person by, or expended by you as a result of, a court judgment, including a settlement or an arbitrator’s award approved by court, in respect of any act or omission (“action”) taken or made by you in your capacity as a director or office holder of the Company;

1.2 all reasonable litigation expenses, including reasonable attorneys’ fees, expended by you or charged to you by a court, in a proceeding instituted against you by the Company or on its behalf or by another person, or in any criminal proceedings in which you are acquitted, or in any criminal proceedings of a crime which does not require proof of mens rea (criminal intent) in which you are convicted, all in respect of actions taken by you in your capacity as a director or officer of the Company; and

1.3 all reasonable litigation expenses, including reasonable attorneys’ fees, expended by you due to an investigation or a proceeding instituted against you by an authority qualified to conduct such investigation or proceeding, where such investigation or proceeding is concluded without the filing of an indictment against you (as defined in the Companies Law) and without any financial obligation imposed on you in lieu of criminal proceedings (as defined in the Companies Law), or that is concluded without your indictment but with a financial obligation imposed on you in lieu of criminal proceedings with respect to a crime that does not require proof of mens rea (criminal intent), all in respect of actions taken by you in your capacity as a director or office holder of the Company;

2. The Company will not indemnify you for any amount you may be obligated to pay in respect of:

2.1 a breach of your duty of loyalty to the Company, except, to the extent permitted by the Companies Law, for a breach of a duty of loyalty to the Company while acting in good faith and having reasonable cause to assume that such act would not prejudice the interests of the Company;

2.2 a willful or reckless breach of the your duty of care to the Company;

2.3 an action taken or omission by you with the intent of unlawfully realizing personal gain;

2.4 a fine or penalty imposed upon you for an offense; and

2.5 a counterclaim brought by the Company or in its name in connection with a claim against the Company filed by you, other than by way of defense or by way of third party notice in connection with a claim brought against you by the Company, or in specific cases in which the Company’s Board of Directors has approved the initiation or bringing of such suit by you, which approval shall not be unreasonably withheld.

3. The Company will make available all amounts payable to you in accordance with Section 1 above on the date on which such amounts are first payable by you (“Time of Indebtedness”), including with respect to any claim against you initiated by the Company or in its right, and with respect to items referred to in Sections 1.2 and 1.3 above, not later than the date on which the applicable court renders its decision. Advances given to cover legal expenses in criminal proceedings will be repaid by you to the Company if you are found guilty of a crime which requires proof of criminal intent. Other advances will be repaid by you to the Company if it is determined that you are not lawfully entitled to such indemnification. As part of the aforementioned undertaking, the Company will make available to you any security or guarantee that you may be required to post in accordance with an interim decision given by a court or an arbitrator, including for the purpose of substituting liens imposed on your assets.

4. The Company will indemnify you even if at the relevant Time of Indebtedness you are no longer a director or office holder of the Company provided that the obligations with respect to which you will be indemnified hereunder are in respect of actions taken by you while you were a director or office holder of the Company as aforesaid, and in such capacity.

5. The indemnification will be limited to the expenses mentioned in Sections 1.2 and 1.3 (pursuant and subject to Section 3 and insofar as indemnification with respect thereto is not restricted by law or by the provisions of Section 2 above) and to the expenses mentioned in Section 1.1 above insofar as they result from, or are connected to, events and circumstances set forth in Schedule A hereto, which are deemed by the Company's Board of Directors, based on the current activity of the Company, to be foreseeable as of the date hereof.

6. The indemnification that the Company undertakes towards all persons whom it has resolved to indemnify for the matters and in the circumstances described herein, jointly and in the aggregate, shall not exceed $30 million (the “Maximum Liability Amount”), provided that if the Maximum Liability Amount is insufficient to cover all amounts to which such persons are entitled pursuant to such undertaking of the Company, the Maximum Liability Amount shall be allocated among such persons pro rata to the amounts to which they are so entitled. You acknowledge that you have been advised by the Company of the current Maximum Liability Amount.

7. The Company will not indemnify you for any liability with respect to which you have received payment by virtue of an insurance policy or another indemnification agreement other than for amounts which are in excess of the amounts actually paid to you pursuant to any such insurance policy or other indemnity agreement (including deductible amounts not covered by insurance policies), within the limits set forth in Section 6 above.

8. Subject to the provisions of Sections 6 and 7 above, the indemnification hereunder will, in each case, cover all sums of money that you will be obligated to pay, in those circumstances for which indemnification is permitted under the law and under this Indemnification Undertaking.

9. The Company will be entitled to any amount collected from a third party in connection with liabilities indemnified hereunder.

10. In all indemnifiable circumstances, indemnification will be subject to the following:

10.1 You shall promptly notify the Company of any legal proceedings initiated against you and of all possible or threatened legal proceedings without delay following your first becoming aware thereof, however, your failure to notify the Company as aforesaid shall not derogate from your right to be indemnified as provided herein (except to the extent that such failure to notify causes the Company damages). You shall deliver to the Company, or to such person as it shall advise you, without delay all documents you receive in connection with these proceedings. Similarly, you must advise the Company on an ongoing and current basis concerning all events which you suspect may give rise to the initiation of legal proceedings against you in connection with your actions or omissions as a director or office holder of the Company.

10.2 Other than with respect to proceedings that have been initiated against you by the Company or in its name, the Company shall be entitled to undertake the conduct of your defense in respect of such legal proceedings and/or to hand over the conduct thereof to any attorney which the Company may choose for that purpose, except to an attorney who is not, upon reasonable grounds, acceptable to you. The Company shall notify you of any such decision to defend with ten (10) calendar days of receipt of notice of any such proceeding. The Company and/or the attorney as aforesaid shall be entitled, within the context of the conduct as aforesaid, to conclude such proceedings, all as it shall see fit, including by way of settlement. At the request of the Company, you shall execute all documents required to enable the Company and/or its attorney as aforesaid to conduct your defense in your name, and to represent you in all matters connected therewith, in accordance with the aforesaid. For the avoidance of doubt, in the case of criminal proceedings the Company and/or the attorneys as aforesaid will not have the right to plead guilty in your name or to agree to a plea-bargain in your name without your consent. However, the aforesaid will not prevent the Company and/or its attorneys as aforesaid, with the approval of the Company, to come to a financial arrangement with a plaintiff in a civil proceeding without your consent so long as such arrangement will not be an admittance of an occurrence not indemnifiable pursuant to this Indemnification Undertaking and/or pursuant to law. The Company shall not, without your prior written consent, consent to the entry of any judgment against you or enter into any settlement or compromise which (i) includes an admission of your fault, (ii) does not include, as an unconditional term thereof, the full release of you from all liability in respect of such proceeding or (iii) is not fully indemnifiable pursuant to this Indemnification Undertaking and/or pursuant to law. This paragraph shall not apply to a proceeding brought by you under Section 10.7 below.

10.3 You will fully cooperate with the Company and/or any attorney as aforesaid in every reasonable way as may be required of you within the context of their conduct of such legal proceedings, including but not limited to the execution of power(s) of attorney and other documents, provided that the Company shall cover all costs incidental thereto such that you will not be required to pay the same or to finance the same yourself.

10.4 Notwithstanding the provisions of Sections 10.2 and 10.3 above, (i) if in a proceeding to which you are a party by reason of your status as a director or officer of the Company and the named parties to any such proceeding include both you and the Company or any subsidiary of the Company, a conflict of interest or potential conflict of interest (including the availability to the Company and its subsidiary, on the one hand, and you, on the other hand, of different or inconsistent defenses or counterclaims) exists between you and the Company, or (ii) if the Company fails to assume the defense of such proceeding in a timely manner, you shall be entitled to be represented by separate legal counsel, which shall represent other persons similarly situated, of the Company’s choice and reasonably acceptable to you and other person’s choice, at the expense of the Company. In addition, if the Company fails to comply with any of its material obligations under this Indemnification Undertaking or in the event that the Company or any other person takes any action to declare this Indemnification Undertaking void or unenforceable, or institutes any action, suit or proceeding to deny or to recover from you the benefits intended to be provided to you hereunder, except with respect to such actions, suits or proceedings brought by the Company that are resolved in favor of the Company, you shall have the right to retain counsel of your choice, and reasonably acceptable to the Company and at the expense of the Company, to represent you in connection with any such matter.

10.5 If, in accordance with Section 10.2 (but subject to Section 10.4), the Company has taken upon itself the conduct of your defense, the Company will have no liability or obligation pursuant to this Indemnification Undertaking or the above resolutions to indemnify you for any legal expenses, including any legal fees, that you may expend in connection with your defense, unless (i) the Company shall not have assumed the conduct of your defense as contemplated, (ii) the Company refers the conduct of your defense to an attorney who is not, upon reasonable grounds, acceptable to you, (iii) the named parties to any such action (including any impleaded parties) include both you and the Company, and joint representation is inappropriate under applicable standards of professional conduct due to a conflict of interest between you and the Company, or (iv) the Company shall agree to such expenses in either of which events all reasonable fees and expenses of your counsel shall be borne by the Company.

10.6 The Company will have no liability or obligation pursuant to this Indemnification Undertaking to indemnify you for any amount expended by you pursuant to any compromise or settlement agreement reached in any suit, demand or other proceeding as aforesaid without the Company’s consent to such compromise or settlement.

10.7 If required by law, the Company’s authorized organs will consider the request for indemnification and the amount thereof and will determine if you are entitled to indemnification and the amount thereof. In the event that you make a request for payment of an amount of indemnification hereunder or a request for an advancement of indemnification expenses hereunder and the Company fails to determine your right to indemnification hereunder or fails to make such payment or advancement, you may petition any court which has jurisdiction to enforce the Company’s obligations hereunder. The Company agrees to reimburse you in full for any reasonable expenses incurred by you in connection with investigating, preparing for, litigating, defending or settling any action brought by you under the immediately preceding sentence, except where such action or any claim or counterclaim in connection therewith is resolved in favor of the Company.

11. The Company hereby exempts you, to the fullest extent permitted by law, from any liability for damages caused as a result of a breach of your duty of care to the Company, provided that in no event shall you be exempt with respect to any actions listed in Section 2 above or breach of your duty of care in connection with distribution of Company's assets.

12. The Company undertakes that in the event of a Change in Control (as defined below) of the Company, the Company’s obligations under this Indemnification Undertaking shall continue to be in effect following such Change in Control, and the Company shall take all reasonable necessary action to ensure that the party acquiring control of the Company shall independently undertake to continue in effect such Indemnification Undertaking, to maintain the provisions of the Articles of Association allowing indemnification and to indemnify you in the event that the Company shall not have sufficient funds or otherwise shall not be able to fulfill its obligations hereunder. For purposes of this Indemnification Undertaking, a “Change in Control” shall be deemed to have occurred if: (i) any “Person” (as such term is used in Sections 13(d) and 14(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company, is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 15% or more of the total voting power represented by the Company’s then outstanding voting securities; or (ii) during any period of two consecutive years (not including any period prior to the execution of this Indemnification Undertaking), individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (iv) of this Section 12) whose election by the Board of Directors or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the members of the Board of Directors; or (iii) a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 51% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation and with the power to elect at least a majority of the Board of Directors or other governing body of such surviving entity; or (iv) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets; or (v) there occurs any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or a response to any similar item on any similar schedule or form) promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement.

13. The Company undertakes that if there is a Change in Control of the Company then with respect to all matters thereafter arising concerning your rights to payments under this Indemnification Undertaking or any other agreement or under the Company’s Articles of Association as now or hereafter in effect, the Company shall seek legal advice only from Independent Legal Counsel (as defined below) selected by the Company and approved by you (which approval shall not be unreasonably withheld). Such counsel, among other things, shall render its written opinion to the Company and you as to whether and to what extent you would be permitted to be indemnified under applicable law and the Company agrees to abide by such opinion. The Company agrees to pay the reasonable fees of the Independent Legal Counsel referred to above and to fully indemnify such counsel against any and all expenses (including attorneys’ fees), claims, liabilities and damages arising out of or relating to this Indemnification Undertaking or its engagement pursuant hereto. For purposes of this Indemnification Undertaking, “Independent Legal Counsel” shall mean an attorney or firm of attorneys who shall not have otherwise performed services for the Company or you within the last three years (other than with respect to matters concerning your rights under this Indemnification Undertaking, or of other indemnitees under similar indemnification undertakings).

14. If for the validation of any of the undertakings in this Indemnification Undertaking any act, resolution, approval or other procedure is required, the Company undertakes to cause them to be done or adopted in a manner which will enable the Company to fulfill all its undertakings as aforesaid.

15. For the avoidance of doubt, it is hereby clarified that nothing contained in this Indemnification Undertaking derogates from the Company’s right to indemnify you post factum for any amounts which you may be obligated to pay as set forth in Section 1 above without the limitations set forth in Sections 5 and 6 above.

16. If any undertaking included in this Indemnification Undertaking is held invalid or unenforceable, such invalidity or unenforceability will not affect any of the other undertakings which will remain in full force and effect. Furthermore, if such invalid or unenforceable undertaking may be modified or amended so as to be valid and enforceable as a matter of law, such undertaking will be deemed to have been modified or amended, and any competent court or arbitrator are hereby authorized to modify or amend such undertaking, so as to be valid and enforceable to the maximum extent permitted by law.

17. This Indemnification Undertaking and the agreements herein shall be governed by and construed and enforced in accordance with the laws of the State of Israel.

18. This Indemnification Undertaking cancels any preceding letter of indemnification or arrangement for indemnification that may have been issued to you by the Company.

19. Neither the settlement or termination of any proceeding nor the failure of the Company to award indemnification or to determine that indemnification is payable shall create an adverse presumption that you are not entitled to indemnification hereunder. In addition, the termination of any proceeding by judgment or order (unless such judgment or order provides so specifically) or settlement, shall not create a presumption that you did not act in good faith and in a manner which you reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal action or proceeding, had reasonable cause to believe that your action was unlawful.

20. This Indemnification Undertaking shall be (a) binding upon all successors and assigns of the Company (including any transferee of all or a substantial portion of the business, stock and/or assets of the Company and any direct or indirect successor by merger or consolidation or otherwise by operation of law), and (b) binding on and shall inure to the benefit of your heirs, personal representatives, executors and administrators. This Indemnification Undertaking shall continue for your benefit and your heirs', personal representatives', executors' and administrators' benefit after you cease to be a director or office holder of the Company.

21. Except with respect to changes in the governing law which expand your right to be indemnified by the Company, no supplement, modification or amendment of this Indemnification Undertaking shall be binding unless executed in writing by each of the parties hereto. No waiver of any of the provisions of this Indemnification Undertaking shall be deemed or shall constitute a waiver of any other provisions of this Indemnification Undertaking (whether or not similar), nor shall such waiver constitute a continuing waiver.

This Indemnification Undertaking is being issued to you pursuant to the resolutions adopted by the Board of Directors of the Company on April 24, 2006 and by the shareholders of the Company on July 12, 2006. The Board of Directors has determined, based on the current activity of the Company, that the amount stated in Section 6 is reasonable and that the events listed in Schedule A are reasonably anticipated.

Kindly sign and return the enclosed copy of this letter to acknowledge your agreement to the contents hereof.

Very truly yours,

Rosetta Genomics Ltd.
By: ______________________
Name:
Title: Chief Executive Officer
Date: ________ __, 2006

Accepted and agreed to:

Name: _________________

Date: ________ __, 2006

Schedule A

1.
Negotiations, execution, delivery and performance of agreements on behalf of the Company and any subsidiary thereof (“Subsidiary") including, inter alia, any claim or demand made by a customer, supplier, contractor or other third party transacting any form of business with the Company, its Subsidiaries or affiliates relating to the negotiations or performance of such transactions, representations or inducements provided in connection thereto or otherwise.

2.
Any claim or demand made in connection with any transaction which is not within the ordinary course of business of either the Company, its subsidiaries or affiliates, including the sale, lease or purchase of any assets or businesses.

3.	Anti-competitive acts and acts of commercial wrongdoing.

4.	Acts in regard of invasion of privacy including with respect to databases and acts in regard of slander.

5.
Any claim or demand made for actual or alleged infringement, misappropriation or misuse of any third party’s intellectual property rights including, but not limited to confidential information, patents, copyrights, design rights, service marks, trade secrets, copyrights, misappropriation of ideas by the Company, its Subsidiaries or affiliates.

6.
Actions taken in connection with the intellectual property of the Company and any Subsidiary and its protection, including the registration or assertion of rights to intellectual property and the defense of claims relating thereof.

7.	Participation and/or non-participation at the Company’s board meetings, bona fide expression of opinion and/or voting and/or abstention from voting at the Company’s board meetings.

8.	Approval of corporate actions including the approval of the acts of the Company’s management, their guidance and their supervision.

9.	Claims of failure to exercise business judgement and a reasonable level of proficiency, expertise and care in regard of the Company’s business.

10.
Violations of securities laws of any jurisdiction, including without limitation, fraudulent disclosure claims, failure to comply with SEC and/or the Israeli Securities Authority and/or any stock exchange disclosure or other rules and any other claims relating to relationships with investors, shareholders and the investment community and any claims related to the Sarbanes-Oxley Act of 2002, as amended from time to time.

11.
Any claim or demand made under any securities laws or by reference thereto, or related to the failure to disclose any information in the manner or time such information is required to be disclosed pursuant to such laws, or related to inadequate or improper disclosure of information to shareholders, or prospective shareholders, or related to the purchasing, holding or disposition of securities of the Company or any other investment activity involving or affected by such securities, including any actions relating to an offer or issuance of securities of the Company or of its subsidiaries and/or affiliates to the public by prospectus or privately by private placement, in Israel or abroad, including the details that shall be set forth in the documents in connection with execution thereof.

12.	Violations of laws requiring the Company to obtain regulatory and governmental licenses, permits and authorizations or laws related to any governmental grants in any jurisdiction.

13.
Claims in connection with publishing or providing any information, including any filings with any governmental authorities, on behalf of the Company in the circumstances required under any applicable laws

14.
Any claim or demand made by employees, consultants, agents or other individuals or entities employed by or providing services to the Company relating to compensation owed to them or damages or liabilities suffered by them in connection with such employment or service.

15.	Resolutions and/or actions relating to employment matters of the Company and/or its Subsidiaries and/or affiliates.

16.
Events, pertaining to the employment conditions of employees and to the employer - employee relations, including the promotion of workers, handling pension arrangements, insurance and saving funds, options and other benefits.

17.	Any claim or demand made by any lenders or other creditors or for moneys borrowed by, or other indebtedness of, the Company, its Subsidiaries or affiliates.

18.
Any claim or demand made by any third party suffering any personal injury and/or bodily injury and/or property damage to business or personal property through any act or omission attributed to the Company, its Subsidiaries or affiliates, or their respective employees, agents or other persons acting or allegedly acting on their behalf.

19.
Any claim or demand made directly or indirectly in connection with complete or partial failure, by the Company or any Subsidiary or affiliate thereof, or their respective directors, officers and employees, to pay, report, keep applicable records or otherwise, of any foreign, federal, state, country, local, municipal or city taxes or other compulsory payments of any nature whatsoever, including without limitation, income, sales, use, transfer, excise, value added, registration, severance, stamp, occupation, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll or employee withholding or other withholding, including any interest, penalty or addition thereto, whether disputed or not.

20.
Any claim or demand made by purchasers, holders, lessors or other users of products or assets of the Company, or individuals treated with such products, for damages or losses related to such use or treatment, and actions in connection with the testing of products developed by the Company and/or its Subsidiaries or in connection with the distribution, sale, license or use of such products.

21.
Any administrative, regulatory or judicial actions, orders, decrees, suits, demands, demand letters, directives, claims, liens, investigations proceedings or notices of noncompliance or violation by any governmental entity or other person alleging potential responsibility or liability (including potential responsibility or liability for costs of enforcement, investigation, cleanup, governmental response, removal or remediation, for natural resources damages, property damage, personal injuries, or penalties or contribution, indemnification, cost recovery, compensation, or injunctive relief) arising out of, based on or related to (x) the presence of, release spill, emission, leaking, dumping, pouring, deposit, disposal , discharge, leaching or migration into the environment (each a “Release”) or threatened Release of, or exposure to, any hazardous, toxic, explosive or radioactive substance, wastes or other substances or wastes of any nature regulated pursuant to any environmental law, at any location, whether or not owned, operated, leased or managed by the Company or any of its subsidiaries, or (y) circumstances forming the basis of any violation of any environmental law, environmental permit, license, registration or other authorization required under applicable environmental and/or public health law.

22.	Actions in connection with the Company’s development, use, sale, licensing, distribution, marketing or offer of products and/or services.

23.
Resolutions and/or actions relating to a merger of the company and/or of its subsidiaries and/or affiliates, the issuance of shares or securities exercisable into shares of the Company, changing the share capital of the Company, formation of subsidiaries, reorganization, winding up or sale of all or part of the business, operations or shares the Company.

24.
Resolutions and/or actions relating to investments in the Company and/or its subsidiaries and/or affiliated companies and/or the purchase or sale of assets, including the purchase or sale of companies and/or businesses, and/or investments in corporate or other entities and/or investments in traded securities and/or any other form of investment.

25.
Any administrative, regulatory or judicial actions, orders, decrees, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any governmental entity or other person alleging the failure to comply with any statute, law, ordinance, rule, regulation, order or decree of any of its subsidiaries and/or affiliates, or any of their respective business operations.

26.	Actions relating to the operations and management of the Company and/or its Subsidiaries.

27.	Actions taken in connection with the approval and execution of financial reports and business reports and the representations made in connection therewith.

28.
Any claim or demand, not covered by any of the categories of events described above, which, pursuant to any applicable law, a director or officer of the Company may be held liable to any government or agency thereof, or any person or entity, in connection with actions taken by such director or officer in such capacity.